Exhibit 23.2

Consent of CliftonLarsonAllen LLP

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-157375) of Landmark Apartment Trust of America, Inc. (f/k/a Apartment Trust of America, Inc.) and in the related Prospectus, of our report dated November 6, 2012, with respect to the combined statement of revenues and certain expenses of Bay Breeze Sonesta, LLC, Esplanade Apartments, LLC, and DK Gateway Andros, LLC (collectively the DeBartolo Property Acquisitions) for the year ended December 31, 2011, included in the current report (Form 8-K/A) of Landmark Apartment Trust of America, Inc. filed with the Securities and Exchange Commission on November 13, 2012.

CliftonLarsonAllen LLP

Tampa, Florida

November 13, 2012